EXHIBIT 10.1

AMENDMENT NO. 1
TO THE
UNITED DEFENSE STOCK OPTION PLAN

     WHEREAS, the Corporation sponsors the United Defense Stock Option Plan (the “Plan”);

     WHEREAS, in order to strengthen the Corporation’s ability to attract and retain appropriately skilled personnel, it would be in the Company’s best interest to amend the Plan to increase the number of authorized shares which may be issued pursuant to awards granted under the Plan, and to provide for issuance of restricted stock to certain eligible individuals;

     WHEREAS, pursuant to Section 7.3 of the Plan, the Corporation, by action of its Board of Directors, is authorized to amend the Plan;

     NOW, THEREFORE, BE IT RESOLVED, that effective April 1, 2002, the following amendment to the Plan be and hereby is adopted to (i) increase the number of authorized shares which may be issued pursuant to awards granted under the Plan and (ii) provide for the issuance of restricted stock under the Plan:

1.     Each reference to the term Option that is intended to refer to a grant of an Option or to an award of Restricted Stock shall be replaced with the term “Award.”

2.     Each reference to the term Optionee that is intended to refer to an individual in receipt of a grant of Option or to an individual in receipt of an award of Restricted Stock shall be replaced with the term “Participant.”

3.     Each reference to the term “Stock Option Agreement” that is intended to refer to a stock option agreement or to a restricted stock agreement shall be replaced with the words “Stock Option Agreement or Restricted Stock Agreement, as the case may be.”

4.     Article I shall be amended to add the following definitions after Section 1.29:

Section 1.30 Award

“Award” shall mean an award of an option or of restricted stock made under the Plan.

Section 1.31 Participant

“Participant” shall mean any Employee, Independent Director, or Advisor eligible to participate in this Plan pursuant to Section 3.1.

Section 1.32 Restricted Stock

“Restricted Stock” shall mean shares of Common Stock awarded to a Participant subject to certain restrictions as set forth in this Plan and in the Restricted Stock Agreement between the Participant and the Company.

Section 1.33 Restricted Stock Agreement

“Restricted Stock Agreement” shall mean an agreement by and between a Participant and the Company setting forth the specific terms and conditions of an award of Restricted Stock under this Plan. Such Restricted Stock Agreement shall be subject to the provisions of this Plan (which shall be incorporated by reference therein) and shall contain such provisions as the Board, in its sole discretion, may authorize.

5.     Article II shall be replaced with the following:

Section 2.1 Shares Subject to the Plan

The shares of stock subject to an Award shall be shares of Common Stock. Subject to Section 8.1, the aggregate number of such shares which may be issued upon exercise of Options or upon an award of Restricted Stock shall not exceed 7,375,000.

Section 2.2 Unexercised or Unvested Awards

If any Award (or portion thereof) expires or is cancelled without having been fully exercised or vested, the number of shares subject to such Award (or portion thereof) that have not exercised or vested prior to the Award’s expiration or cancellation may again be awarded hereunder, subject to the limitations of Section 2.1.

6.     Article III shall be renamed “Eligibility for Awards”

7.     The following shall be added after 3.3(a)(iii), 3.4(a)(iii), and 3.5(a)(iii):

(iv) Determine the terms and conditions of the Restricted Stock Agreement to evidence an award of Restricted Stock, including the restrictions applicable to such Restricted Stock.

8.     Section 4.3(a) shall be deleted and replaced with the following:

(a) The price of the shares subject to each Option shall be set by the Committee (or the Board, in the case of Options granted to Independent Directors) provided, however, that the price per share shall not be less than 100% of the fair market value of such shares on the date such Option is granted; and that in the case of an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, the price per share of an Incentive Stock Option shall not be less than 110% of the fair market value of such shares on the date such Incentive Stock Option is granted.

9.     The following Article shall be added after Article V and all subsequent section numbers shall be renumbered accordingly:

ARTICLE VI

RESTRICTED STOCK

Section 6.1 Restricted Stock Agreement

Each award of Restricted Stock shall be evidenced by a written Restricted Stock Agreement, which shall be executed by the Participant and an authorized Officer of the Company and which shall contain such terms and conditions as the Committee (or the Board, if applicable) shall determine, consistent with the Plan.

Section 6.2 Stockholder Rights and Restrictions

(a) Subject to paragraphs 6.2(b) and 6.2(d) below, upon delivery of the shares of Restricted Stock to the escrow holder pursuant to paragraph 6.2(d), the Participant shall have, unless otherwise provided by the Board, all the rights of a stockholder with respect to said shares, subject to the restrictions in his Restricted Stock Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Board, any extraordinary distributions with respect to the Restricted Stock shall be subject to the restrictions set forth in paragraph (b).

(b) All shares of Restricted Stock issued under the Plan (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Restricted Stock Agreement, be subject to such restrictions as the Board shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance; provided, however, that, unless the Board otherwise provides in the terms of the Restricted Stock Agreement or otherwise, no share of Restricted Stock granted to a person subject to Section 16 of the Exchange Act shall be sold, assigned or otherwise transferred until at least six months and one day have elapsed from the date on which such person last acquired shares of the Company’s stock in an acquisition required to be reported pursuant to Section 16, and provided, further, that, except with respect to shares of Restricted Stock granted to “covered employees” within the meaning of Section 162(m) of the Code, by action taken after the Restricted Stock is issued, the Board may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Restricted Stock Agreement. Restricted Stock shall not be sold or encumbered until all restrictions are terminated or expire. If no consideration was paid by the Participant upon issuance, a Participant’s rights in unvested Restricted Stock shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration, upon Termination of Employment with the Company; provided, however, that the Board in its sole and absolute discretion may provide that such rights shall not lapse in the event of a Termination of Employment following a “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company or because of the Participant’s death or disability; provided, further, except with respect to shares of Restricted Stock granted to “covered employees” within the meaning of Section 162(m) of the Code, the Board in its sole and absolute discretion may provide that no such lapse or surrender shall occur in the event of a Termination of Employment, a Termination of Directorship, or a Termination of Consultancy, without cause or following any “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company or because of the Participant’s retirement, or otherwise.

(c) The Board shall provide in the terms of each individual Restricted Stock Agreement that the Company shall have the right to repurchase from the Participant the Restricted Stock then subject to restrictions under the Restricted Stock Agreement immediately upon a Termination of Employment between the Participant and the Company, at a cash price per share equal to the price paid by the Participant for such Restricted Stock; provided, however, that the Board in its sole and absolute discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment following a “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company or because of the Participant’s death or disability; provided, further, that, except with respect to shares of Restricted Stock granted to “covered employees” within the meaning of Section 162(m) of the Code, the Board in its sole and absolute discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment without cause or following any “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company or because of the Participant’s retirement, or otherwise.

(d) The Secretary of the Company or such other escrow holder as the Board may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Restricted Stock Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

(e) In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Board shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under Restricted Stock Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

Section 6.3 Purchase Price

(a) The Board may from time to time, in its absolute discretion, determine the purchase price, if any, and other terms and conditions applicable to any award of Restricted Stock, consistent with the Plan.

(b) The Board shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

(c) If a Participant makes an election under Section 83 of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall deliver a copy of such election to the Company immediately.